Exhibit 15.1

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

PrivateBancorp, Inc.

We are aware of the incorporation by reference in the following documents of our report dated May 8, 2012 relating to the unaudited consolidated interim financial statements of PrivateBancorp, Inc. that are included in its Form 10-Q for the period ended March 31, 2012:

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Registration Statement (Form S-8 No. 333-174840) pertaining to the PrivateBancorp, Inc. 2011 Incentive Compensation Plan, PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan, PrivateBancorp, Inc. Strategic Long-Term Incentive Compensation Plan, PrivateBancorp, Inc. Incentive Compensation Plan, PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan and PrivateBancorp, Inc. Deferred Compensation Plan,

•	Registration Statement (Form S-8 No. 333-166070) pertaining to the PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan, and

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Registration Statement (Form S-3 No. 333-174842) relating to the registration of debt securities, preferred stock, common stock, warrants, depository shares, purchase contracts, and units, and the related Prospectus and Prospectus Supplements.

/s/ Ernst & Young

ERNST & YOUNG LLP

Chicago, Illinois

May 8, 2012